Exhibit 99.6

FORM OF NOMINEE HOLDER ELECTION FORM

The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable subscription rights (the “Rights”) to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of ATRM Holdings, Inc. (the “Company”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s Prospectus dated [●], 2015 (the “Prospectus”), hereby certifies to the Company and to Computershare Inc., as subscription agent for the Rights Offering (the “Subscription Agent”), that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), on the terms and subject to the conditions set forth in the Prospectus, including the NOL Protection Mechanics, the number of Rights specified below to purchase the number of shares of Common Stock specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Privilege (as defined in the Prospectus), the number of shares specified below pursuant to the Over-Subscription Privilege, listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner by name), (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Right has been timely exercised in full, and (3) except as specifically identified below, the exercise by such holder of the Rights specified below would not result in such holder owning, either directly or indirectly, of record or beneficially, 62,199 shares or more of Common Stock.

	Number of Rights Held	Number of Rights Exercised	Number of Shares Subscribed for Pursuant to Basic Subscription Right*	Number of Shares Subscribed for Pursuant to Over- Subscription Privilege*
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

* Please indicate if the exercise by such holder of the Rights specified herein would result in such holder owning, either directly or indirectly, of record or beneficially, 62,199 shares or more of Common Stock.

[Certification continues on the following page]

Provide the following information, if applicable:

Name of Nominee Holder	DTC Participant Number

By:
DTC Subscription Confirmation Numbers
Name:

Title:

Phone Number:

Fax Number:	Dated

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